UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

July 14 2010
Date of Report (Date of earliest event reported)

LocatePLUS Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-49957	04-3332304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center
Suite 235M
Beverly, MA		01915
(Address of principal executive offices)		(Zip Code)

(978) 921-2727
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced that at a meeting of the Board of Directors held on July 8, 2010, the Board voted to appoint Ronald Lifton as President and Chief Executive Officer.  Additionally, the Board appointed Brian McHugh to the position of Chief Financial Officer and Treasurer and Kenneth Kaiser to Executive Vice President and Chief Risk Officer.

Ronald Lifton  has had a successful career as a key executive and spokesperson who has started and revitalized business ventures (through IPO strategies, mergers, joint ventures and partnerships) to lead start-up, growth, and expansion of domestic and global operations, (U.S., Canada, Mexico, India, Venezuela, Bahamas, Caribbean, Philippines, China, England, Germany)  in various industries including telecommunications, mobile, e-commerce, new media, content, WiFi, VoIP, financial services, software, corporate consulting, real estate and HR industries in both the private and public sectors.

He successfully led multi-million dollar organizations through restructuring to accelerated growth through developing and implementing global outsourcing, IT systems, automation, CRM, company and vendor guidelines, finance / accounting / billing systems, hiring and training programs, directed site development, SOX compliance, mergers and acquisitions

Ronald Lifton has had intensive experience in the analysis, development and negotiation of business  ventures.  Mr. Lifton was the Chief Executive Officer of TRI Holdings, Inc. a company with investments in a multitude of business segments globally.  As President of Lex-Net One Communications, Inc, and Lex-Net One Communications Inc., Cornerpost Division, he built a backroom support system to interface with billing, customer service and accounting systems. Mr. Lifton was one of the key developers of the Cornerpost product, an e-Commerce solution for small and medium sized businesses.  As the President and CEO of International Monetary Exchange System, he was a leading provider of new universal "Stored Value" and "Pre-Paid" payment solutions.  He was a founder and Executive Vice President/Chief Operating Officer of Wireless Network Services, Inc.  (American  Roaming Network),  a wholly-owned  subsidiary of TRI Holdings, Inc., providing denied cellular roaming calls to the cellular industry and the founder and Executive Vice President/Chief Operating Officer of National Communications  Network,  Inc. a provider of  automated  and  operator  assisted telephone calls to the hospitality  industry with services  throughout the U.S., Mexico, Canada, the Caribbean and the Bahamas.

Mr. Lifton is employed on a month to month basis as full time President and Chief Executive Officer. His annual salary is $175,000. In addition he may receive an annual bonus based on revenue, EBITDA and cash flow to be determined for 2010 by October 1, 2010.  In addition he has received options to buy 500,0000 shares of the company’s Common Stock at current market price plus an opportunity to receive additional options to purchase 500,000 shares on each of the next three anniversaries of his employment at prices per share,  increasing from $.20 to $.45. He will receive an expense allowance plus participation in all employee and executive benefit programs.

Brian McHugh, a native of Ireland received his Bachelor’s and Master’s degree from Nottingham in England.

Brian is a seasoned Chief Financial Officer with 29 years of operational, general and financial leadership. A proven leader with strong communication skills and a track record of building, motivating and reshaping teams towards group goals, Brian has a wide network of professionals in all disciplines and is a qualified accountant, (CPA & FCCA) with MBA equivalent (UK).

Before coming to the United States, Brian worked as a divisional and interim CFO at NEC, DEC and Bailey’s Irish Cream. After emigrating to the United States he worked at Lockheed Martin, Leer Automotive, Revlon as well as small to mid-size companies in the telecommunications, ”Green” de-manufacturing, construction & development, realty, e-commerce, national retailers and multinational distribution organizations.

Kenneth Kaiser joins LocatePLUS Holdings Corporation after a distinguished 27 year career with the Federal Bureau of Investigation retiring from the position of Assistant Director.

As Assistant Director of the Inspection Division Mr. Kaiser ensured compliance and facilitated performance by providing independent evaluations of all FBI divisions and programs both domestically and internationally.  Ken directed the efforts of over 4900 special agent resources that provided strategic, operational, investigative, and infrastructure support to all criminal programs for the Federal Bureau of Investigation.

Messrs. McHugh and Kaiser are currently employed on an “at will” basis at annual salaries of $110,000 and $127,500 respectively.

LOCATEPLUS HOLDINGS CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LocatePLUS Holdings Corporation

By: /s/ Brian McHugh
Chief Financial Officer and Treasurer

Date: July 14, 2010